FORM OF
Revised Schedule A
to the
Sub-Advisory Agreement
by and between
Exchange Traded Concepts LLC
and
Vident Investment Advisory LLC

As of April 22, 2016

Sub-Advisory Fee.  Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the average daily net assets of each Fund as follows:

Fund	Rate	Effective Date
WeatherStrom Forensic Accounting Long-Short ETF	The greater of 5 bps or $15,000 annual minimum	May 26, 2015
YieldShares High Income ETF	The greater of 3 bps or $20,000 annual minimum	June 12, 2015
ROBO-STOXTM Global Robotics and Automation Index ETF	The greater of 4 bps or $20,000 annual minimum	June 12, 2015
REX Gold Hedged S&P 500 ETF	0.05% on up to $250 million in assets; 0.04% on the next $250 million; 0.03% on amounts over $500 million; subject to a $30,000 annual minimum fee.	April 4, 2016
REX Gold Hedged FTSE Emerging Markets ETF	0.05% on up to $250 million in assets; 0.04% on the next $250 million; 0.03% on amounts over $500 million; subject to a $30,000 annual minimum fee.	April 4, 2016
REX VolMAXXTM Long VIX Weekly Futures Strategy ETF	0.05% on up to $250 million in assets; 0.04% on the next $250 million; 0.03% on amounts over $500 million; subject to a $30,000 annual minimum fee.	[ ], 2016
REX VolMAXXTM Inverse VIX Weekly Futures Strategy ETF	0.05% on up to $250 million in assets; 0.04% on the next $250 million; 0.03% on amounts over $500 million; subject to a $30,000 annual minimum fee.	[ ], 2016
CrowdInvest Wisdom ETF	The greater of 5 bps or $20,000 annual minimum	[ ], 2016

Agreed and Accepted:
ADVISER:	SUB-ADVISER:

Exchange Traded Concepts, LLC	Vident Investment Advisory LLC

By:	By:

Name:	Name:

Title:	Title: